AMENDMENT 1997-1

                                 ARTICLE 1997-A
APPENDIX TO UNION BANK OF CALIFORNIA SELECTBENEFIT DEFINED CONTRIBUTION PLAN AND TRUST, UNION BANK MASTER DEFINED CONTRIBUTION PLAN AND TRUST, UNION BANK PLAN ACCESS DEFINED CONTRIBUTION PLAN AND TRUST, AND THE BANK OF CALIFORNIA DEFINED CONTRIBUTION MASTER PLAN AND TRUST AGREEMENT

                         Rev. Rul. 94-76 Model Amendment

            This amendment is effective on the first day of the first Plan Year beginning on or after December 12, 1994, or, if later, March 12, 1995.

            Notwithstanding any provision of this Plan to the contrary, to the extent that any optional form of benefit under this Plan permits a distribution prior to the Employee's retirement, death, disability, or severance from employment, and prior to plan termination, the optional form of benefits is not available with respect to benefits attributable to assets (including the post-transfer earnings thereon) and liabilities that are transferred, within the meaning of Code ss.414(l), to this Plan from a money purchase pension plan qualified under Code ss.401(a) (other than any portion of those assets and liabilities attributable to voluntary Employee contributions).



                                 ARTICLE 1997-B
APPENDIX TO UNION BANK OF CALIFORNIA SELECTBENEFIT DEFINED CONTRIBUTION PLAN AND TRUST, UNION BANK MASTER DEFINED CONTRIBUTION PLAN AND TRUST, UNION BANK PLAN ACCESS DEFINED CONTRIBUTION PLAN AND TRUST, AND THE BANK OF CALIFORNIA DEFINED CONTRIBUTION MASTER PLAN AND TRUST AGREEMENT

                             USERRA Model Amendment

This amendment is effective December 12, 1994.

            Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code ss.414(u). Loan repayments will be suspended under this Plan as permitted under Code ss.414(u)(4).

                         CERTIFICATE OF ASSOCIATION WITH
                                  PLAN DOCUMENT



I, the undersigned, on behalf of Bay Commercial Services certify that I have associated Article 1997-A (Rev. Rul. 94-76) and Article 1997-B (USERRA) to the Employer's basic plan document this 30th day of June, 1997. This certifies the Employer's amendment of the Union Bank Master Defined Contribution Plan, the Union Bank Plan Access Defined Contribution Plan and Trust, the Bank of California Defined Contribution Master Plan and Trust Agreement, or the Union Bank of California SELECTBENEFIT Defined Contribution Plan and Trust previously adopted by the Employer.



                                SPONSOR/EMPLOYER



                                               By: Richard M. Kahler

                                    ARTICLE A
                         APPENDIX TO BASIC PLAN DOCUMENT

     This Article is necessary to comply with the Unemployment Compensation Amendments Act of 1992 and is an integral part of the basic plan document.
Section 12.08 applies to any modification or amendment of this Article.

     A-1. APPLICATIONS. This Article applies to distributions made on or after January l, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributes in a direct rollover.

        A-2.  DEFINITIONS.

               (a) "Eligible rollover distribution." An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code ss.401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion of net unrealized appreciation with respect to employer securities).

            (b) "Eligible retirement plan." An eligible retirement plan is an individual retirement account described in Code ss.408(a), an individual retirement annuity described in Code ss.408(b), an annuity plan described in Code ss.403(a), or a qualified trust described in Code ss.401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

               (c). "Distributee." A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code ss.414(p), are distributees with regard to the interest of the spouse or former spouse.

               (d) "Direct Rollover." A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.








Copyright L"3 Pension Publications of Denver, Inc.-            4/93   A

                      NOTICE TO EMPLOYEES OF PLAN AMENDMENT
                                DECEMBER 30, 1993


               [NAME OF PLAN]                               [PLAN NO.]
               401(k) Savings Plan                           002
               [NAME AND ADDRESS OF PLAN ADMINISTRATOR]     [EMPLOYER'S EIN]
               Bay Commercial Services
               1495 East 14th Street
               San Leandro, CA 94577

               [NAME AND ADDRESS OF MASTER PLAN SPONSOR]
               The Bank of California, N.A.
               The Bank of California, N.A./Business Trust 475-15
               PO Box 45000, San Francisco CA 94104

               [ADDRESS OF KEY DISTRICT DIRECTOR HAVING JURISDICTION OF PLAN] EP/EO Division
               2 Cupania Circle
               Monterey Park, CA 91754

            The referenced plan is an adoption of a master plan which has received an opinion letter from the Key District Director having- jurisdiction of the plan. The Master Plan Sponsor has amended the Master Plan to add a new article relating to direct rollovers of eligible rollover distributions paid from the Plan. The Revenue Service does not require the Employer to submit this amendment for a determination letter because the language conforms to a model amendment published by the Revenue Service.

            RIGHTS OF INTERESTED PARTIES. You have the right to submit to the Key District Director, at the above address, either individually or jointly with other interested parties, your comments as to whether the plan meets the qualification requirements of the Internal Revenue Code. You may instead, individually or jointly with other interested parties, request the Department of Labor to submit, on your behalf, comments to the Key District Director regarding qualification of the plan. If the Department declines to comment on all or some of the matters you raise, you may, individually, or jointly if your request was made to the Department jointly, submit your comments on these matters directly to the Key District Director.

            REQUESTS FOR COMMENTS BY THE DEPARTMENT OF LABOR. The Department of Labor may not comment on behalf of interested parties unless requested to do so by the lesser of 10 employees or 10% of the employees who qualify as interested parties. If you request the Department to comment, your request must be in writing and must specify the matters upon which comments are requested, and must also include:

            (1) The name of the Employer, the name of the plan, the plan number, the opinion letter number, and name and address of the Master Plan Sponsor, the Employer's EIN, the name and address of the plan administrator and the address of the Key District Director having jurisdiction of the plan; and

            (2) The number of persons needed for the Department to comment. A request to the Department to comment should be addressed as follows:
                        Deputy Assistant Secretary
                        Pension and Welfare Benefits Administration
                        U.S. Department of Labor
                        200 Constitution Avenue, N.W.
                        Washington, D.C. 20210
                        ATTN:          3001 Comment Request

     COMMENTS TO THE INTERNAL REVENUE SERVICE. Comments submitted by you to the Key District Director must be in writing and received no later than 55 days after the date of this notice. However, if there are matters that you request the Department of Labor to comment upon on your behalf, and the Department declines, you may submit comments on these matters to the Key District Director to be received by him within 15 days from the time the Department notifies you that it will not comment on a particular matter, or no later than 55 days after the date of this notice, whichever is later. In no event may the Key District Director receive your comment later than 70 days after the date of this notice, even if the Department fails to give you timely notification that it declines to comment. A request to the Department to comment on your behalf must be received by it no later than 25 days after the date of this notice if you wish to preserve your right to comment on a matter upon which the Department declines to comment, or no later than 35 days after the date of this notice if you wish to waive that right.

     ADDITIONAL INFORMATION. Detailed instructions regarding the requirements for notification of interested parties may be found in sections 17, 18 and 19 of Revenue Procedure 93-6. Additional information concerning this application (including, where applicable, an updated copy of the plan and related trust; the application for determination; any additional documents dealing with the applications submitted to the IRS; and copies of section 16 of Revenue Procedure 93-6) is available at the Employer's principal and/or local office accessible to the interested parties during the hours of 10:00 a.m. to 3:00 p.m. for inspection and copying. There is a nominal charge for copying and mailing.

                                               Defined Contribution Master Plan

                                    ARTICLE B
                         APPENDIX TO BASIC PLAN DOCUMENT

     This Article is necessary to comply with the Omnibus Budget Reconciliation Act of 1993 (OBRA '93) and is an integral part of the basic plan document.
Section 12.08 applies to any modification or amendment of this Article.

     In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation unit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

     For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA 93 annual compensation limit set forth in this provision.

     If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.


Copyright 1994 Pension Publications of Denver, Inc.                    1/94 . B